STRATEGIC TRANSACTION BONUS GRANT AGREEMENT

This Strategic Transaction Bonus Grant Agreement (the “Agreement”) made as of this 28th day of February, 2013, by and between ACURA PHARMACEUTICALS, INC., a New York corporation (the “Corporation”), with offices at 616 N. North Court, Suite 120, Palatine, IL 60067, and Robert B. Jones, residing at 20 Beekman Terrace, Summit, NJ 07901 (the “Employee”).

WHEREAS, the Corporation seeks (i) to retain the Employee; and (ii) increase the incentive of the Employee to continue to increase the value of the Corporation and to enhance shareholder value by rewarding the consummation of a Strategic Transaction (as defined below); and

WHEREAS, in connection therewith, the Employee shall be eligible to receive from the Corporation a one-time Strategic Transaction Bonus Payment as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

I.          DEFINED TERMS

In addition to the terms defined elsewhere herein, as used in this Agreement the terms shall have the meanings set forth in Exhibit A unless the context dictates otherwise.

II.          STRATEGIC TRANSACTION BONUS PAYMENT

1.          In General; Bonus Amount. The Corporation will remit to the Employee a Strategic Transaction bonus payment of Nine Hundred Thousand and 00/100 Dollars ($900,000) (net of applicable withholding taxes and subject to adjustment as provided in Section 4 below)(the “Strategic Transaction Bonus Payment Amount”) upon the closing of a Strategic Transaction in 2013. Notwithstanding anything to the contrary contained herein, (i) a Strategic Transaction Bonus Payment Amount shall be payable only once upon the first Strategic Transaction to occur after the date of this Agreement, and (ii) if the closing of a Strategic Transaction occurs in 2014, but received the approval of the Corporation’s Board of Directors in 2013, or the negotiations and due diligence for such Strategic Transaction commenced in 2013, the Employee shall be entitled to the full Strategic Transaction Bonus Payment Amount upon the closing of such Strategic Transaction in 2014.

2.          Payment of Strategic Transaction Bonus Payment Amount. The Strategic Transaction Bonus Payment Amount shall be paid to the Employee in cash, provided, however, that in the case of Strategic Transaction described in (i) Section (A) or Section (D) of the definition of “Strategic Transaction” or (ii) Section (C) of the definition of Strategic Transaction,” and in which the Corporation is not the surviving entity, the Strategic Transaction Bonus Payment Amount shall be paid by the Corporation to the Employee in the same form as received by the Corporation or its shareholders in such Strategic Transaction, and may include, inter alia, cash, stock and/or other securities of the third-party acquirer in such Strategic Transaction. Subject to Section 1 above, the Strategic Transaction Bonus Payment Amount shall be paid by the Corporation to the Employee upon the closing of the first Strategic Transaction to be completed following the date of this Agreement. Payment of the Strategic Transaction Bonus Payment Amount shall not reduce or eliminate any other bonus or other payments to the Employee specified in Employee’s Executive Employment Agreement.

3.          Strategic Transaction Bonus Payment Following Termination of the Employee’s Employment.

(A) If the Employee’s employment with the Corporation is terminated (i) by the Corporation without Cause or due to Employee's Disability, (ii) by the Employee for Good Reason, or (iii) due to the death of the Employee, Employee (or his estate, as appropriate) shall be entitled to the Strategic Transaction Bonus Payment Amount relating to the first Strategic Transaction occurring following the termination of Employee's employment with the Corporation, provided, however, that (i) such Strategic Transaction shall have been completed in 2013 (or in 2014, subject to Section 1 above), and (ii) that the negotiations and due diligence for such Strategic Transaction shall have commenced prior to the Employee’s termination of employment.

(B) If the Employee's employment with the Corporation is terminated for any reason other than as provided in Section 3 (A) above, including, without limitation, resignation by the Employee for any reason or cause other than for Good Reason, the Corporation shall have no obligation to pay any Strategic Transaction Bonus Payment Amount to the Employee, except to the extent of any Strategic Transaction Bonus Payment Amount then currently due and payable at the time of such termination.

4.          Section 280G. In the event the payment of the Strategic Transaction Bonus Payment Amount, combined with any other payments to which the Employee may be entitled under Employee’s Executive Employment Agreement or otherwise result in the application of Section 280G of the Internal Revenue Code or will otherwise be subject to the excise tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed) the Strategic Transaction Bonus Payment Amount shall be reduced to the Reduced Amount (as defined below) if reducing the Strategic Transaction Bonus Payment Amount will provide the Employee with a greater net after-tax amount than would be the case if no such reduction was made. The “Reduced Amount” shall be an amount which maximizes the aggregate value of the Strategic Transaction Bonus Payment Amount without causing such payment to be subject to the Excise Tax, determined in accordance with Sections 280G and/or 4999 of the Internal Revenue Code. In the case of any such reduction, the Corporation shall reduce the Strategic Transaction Bonus Payment Amount by first reducing payments that are not payable in cash (if any), and then by reducing cash payments.

III.          MISCELLANEOUS

1.          Taxes. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Corporation may take such action and may require the Employee to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the responsibility of the Employee, are withheld or collected from the Employee.

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2.          Award Not a Service Contract. Nothing in this Agreement gives the Employee the right to remain in the employ of the Corporation. Except to the extent explicitly provided otherwise in the Employee’s Executive Employment Agreement, the Employee is an “at will” employee whose employment may be terminated by the Corporation without liability at any time for any reason.

3.          Notice. Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly delivered upon receipt or, in case of notices by the Corporation, five (5) days after deposit in the U.S. mail, postage prepaid, addressed to the Employee at the address provided for herein.

4.          Assignability. The rights and obligations of the Corporation under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Corporation's successors and assigns. The Employee may not assign this Agreement or any of his rights or obligations hereunder without the prior written consent of the Corporation.

5.          Further Documentation. The Employee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Corporation to carry out the purposes or intent of this Agreement.

6.          Amendments and Termination of Agreement. Any amendments or revisions to this Agreement must be proposed in writing by a Party and mutually accepted in writing by both Parties before they shall become effective and binding.

7.          Acknowledgment. The Employee acknowledges and agrees that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting this Agreement and fully understand all provisions of this Agreement.

8.          Headings. Any headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of this Agreement.

9.          Severability. If any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had never been inserted herein.

10.          Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of New York.

11.          Counterparts. This Agreement may be executed with counterpart signature pages, including by facsimile or PDF copy, all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACURA PHARMACEUTICALS, INC.

/s/ John Reilly	By:	/s/ Richard J. Markham
		Name:	Richard J. Markham
		Title:	Chairman of the Board

WITNESS:	EMPLOYEE

/s/ John Reilly	By:	/s/ Robert B. Jones
Robert B. Jones

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EXHIBIT A

Definitions

For the purposes of this Agreement, the following terms shall be defined as set forth below:

“Cause” shall have the meaning provided in the Employee’s Executive Employment Agreement.

“Disability” shall have the meaning provided in the Employee’s Executive Employment Agreement.

“Employee’s Executive Employment Agreement” means the Executive Employment Agreement dated March 18, 2008 between the Employee and the Corporation, as amended.

“Good Reason” shall have the meaning provided in the Employee’s Executive Employment Agreement.

“Net Strategic Transaction Proceeds” shall mean (x) in the case of a Strategic Transaction described in (i) Section (A) or (D) of the definition of Strategic Transaction, or (ii) Section (C) of the definition of Strategic Transaction pursuant to which the Corporation is not the surviving entity, the aggregate cash, stock and/or other securities paid to the Corporation or its securityholders in such Strategic Transaction, including amounts paid to the Corporation or its securityholders by the acquiring party subsequent to the consummation of such Strategic Transaction (as provided in the acquisition documents for such Strategic Transaction) relating to the satisfaction of post-closing conditions, earn-out provisions, milestone or contingent payments, or similar conditions or provisions, and (y) in the case of a Strategic Transaction described in (i) Section (B) or (E) of the definition of Strategic Transaction, or (ii) Section C of the definition of Strategic Transaction pursuant to which the Corporation is the surviving entity, the aggregate cash, stock and/or other securities paid to the acquired third party (the “Acquired Entity”) or its securityholders in such Strategic Transaction, including amounts paid by the Corporation to the Acquired Entity or its securityholders subsequent to the consummation of such Strategic Transaction (as provided in the acquisition documents for such Strategic Transaction) relating to the satisfaction of post-closing conditions, earn-out provisions, milestone or contingent payments, or similar conditions or provisions.

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“Strategic Transaction” means the completion in 2013 (or in 2014, subject to Article II, Section 1) of any one of the following, in one or a series of related transactions (A) the acquisition (other than solely from the Corporation) by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than the Corporation or any subsidiary or affiliate (within the meaning of Rule 144 under the Securities Act of 1933, as amended), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Voting Securities"), (B) the acquisition by the Corporation or any subsidiary of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty (50) percent of the combined voting power of the outstanding Voting Securities of a third party corporation, limited liability company, partnership or other entity, (C) a reorganization, merger, consolidation, share exchange, recapitalization, business combination or similar transaction of the Corporation, (D) a sale of all or substantially all of the Corporation’s assets (measured by the value or earning power of the assets); or (E) the purchase of all or substantially all of the assets of a third party corporation, limited liability company, partnership or other entity; provided, however, that any transaction described in (i) Section (B) or (E) above, or (ii) Section (C) above pursuant to which the Corporation is the surviving entity, that results in Net Strategic Transaction Proceeds of less than $25 million shall not be considered a Strategic Transaction for purposes of this Agreement.

“without Cause” means a termination by the Corporation of the Employee's employment other than due to death, Disability or for Cause.

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